1 SOLVENTUM RECOUPMENT POLICY 1. Introduction The Board of Directors (the “Board”) of Solventum Corporation (the “Company”) has adopted this Recoupment Policy (this “Policy”) to foster a culture of compliance, further develop a compensation scheme that rewards integrity and accountability, and to reinforce the Company’s pay-for- performance and compliance compensation philosophy. 2. Administration The term “Administrator” as used in this Policy refers to: (1) with respect to any determinations made under this Policy applicable to Covered Executives, the Talent Committee (the “Talent Committee”) of the Board; and (2) with respect to any determinations made under this Policy applicable to Covered Employees who are not Covered Executives, by a duly-constituted committee (the “Management Committee”) established by the Company’s Chief Executive Officer consisting of two or more officers of the Company (at least one of whom shall be the Company’s Chief Executive Officer or Chief Human Resources Officer). The Administrator shall have full discretion to interpret and to make any and all determinations under the Policy. The Administrator’s determinations under this Policy shall be final and binding on all such persons and shall be given the maximum deference permitted by law. 3. Definitions 3.1. “Accounting Restatement” means an accounting restatement that the Company is required to prepare due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. 3.2. “Company Affiliates” means all subsidiaries or affiliates of the Company. 3.3. “Covered Employee” means the Covered Executives, as well as all employees of the Company serving in a position at or above job grade L3 (or equivalent), and any other employee who may from time to time be designated a Covered Employee by the Administrator. 3.4. “Covered Executive” means the Company’s current and former principal executive officer, president, principal financial officer, principal accounting officer, any vice-president of the Company in charge of a principal business unit, division, or function, any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company, and any other employee who may from time to time be deemed a Covered Executive by the Company. EXHIBIT 97

2 3.5. “Incentive Compensation” means any compensation (including cash and equity compensation) that is granted, earned, or vested based wholly or in part upon (a) the attainment of one or more measures that are (i) determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, or (ii) derived wholly or in part from such measures, (b) the Company’s stock price, or (c) the Company’s total shareholder return. 3.6. “Misconduct” means a Covered Employee’s (A) willful failure to substantially perform the Covered Employee’s duties (other than a failure resulting from the Covered Employee’s permanent and total disability as defined under Section 22(e)(3) of the U.S. Internal Revenue Code of 1986, as amended); (B) the Covered Employee’s willful failure to carry out, or comply with any lawful and reasonable directive of the Board or the Covered Employee’s immediate supervisor; (C) the occurrence of any act or omission by the Covered Employee that could reasonably be expected to result in (or has resulted in) the Covered Employee’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) the Covered Employee’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of the Company Affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; (E) the Covered Employee’s material breach of any material provision of any written agreement with the Company or any Company Affiliate; (F) any action (or inaction) by the Covered Employee that constitutes gross negligence or misconduct in the performance of the Covered Employee’s duties and responsibilities, including in relation to the core business conduct principles and expectations set forth in the Company’s Code of Conduct; or (G) any other intentional misconduct by the Covered Employee significantly affecting the business or affairs of the Company or any Company Affiliate in an adverse manner. The Administrator shall have the authority to determine conclusively whether a Covered Employee has committed Misconduct pursuant to the above definition, the date of the occurrence of such Misconduct and any incidental matters relating thereto. 3.7. “Recoverable Compensation” means all compensation granted, paid or earned pursuant to the Company’s annual incentive compensation program, long-term incentive program and sales incentive program, including, for the avoidance of doubt, all Incentive Compensation, annual cash incentive payments, sales incentives, cash bonuses, performance share awards, stock options, and restricted stock units. Recoverable Compensation (including all Incentive Compensation) subject to this Policy may be provided by the Company or Company Affiliates. 3.8. “Trigger Date” means the earlier to occur of: (a) the date the Board, the Audit Committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. 4. Financial or Reputational Harm Recoupment

3 4.1. Recovery; Financial or Reputational Harm The Administrator shall, in all appropriate circumstances, as determined in its discretion, and to the extent permitted by governing law, require the reimbursement or forfeiture of any Recoverable Compensation received by a Covered Employee where it determines in its discretion that there has been: 4.1.1. Misconduct: an act of Misconduct by the Covered Employee that has caused or might reasonably be expected to cause significant financial or reputational harm to the Company or the Company Affiliates; or 4.1.2. Significant Risk-Management Failure: an improper or grossly negligent failure of the Covered Employee, including in a supervisory capacity, to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks material to the Company or Company Affiliates, which has caused or might reasonably be expected to cause significant financial or reputational harm to the Company or the Company Affiliates. 4.2. Compensation Covered In the event of Misconduct by a current or former Covered Employee as referred to in Section 4.1.1 above, or a failure of risk management as referred to in Section 4.1.2 above, the Company and/or the Company Affiliates will, to the extent practicable and permitted by applicable law, seek to recoup from the individual Covered Employee the amount(s) of Recoverable Compensation by which the Administrator, in its discretion, determines would not have been awarded or earned if the circumstances surrounding the Covered Employee’s Misconduct or failure of risk management had been known to the Administrator. 4.3. Exercise of Administrator Discretion In determining, in its discretion, whether circumstances warrant reimbursement or forfeiture as detailed above, the Administrator will consider all the facts and circumstances relating to the event that resulted or may result in financial or reputational harm, including the extent to which a Covered Employee acted in the normal course of the Covered Employee’s duties and in good faith based on facts known to the Covered Employee at the time. 5. Restatement Recoupment This Section 5 is intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended, the rules promulgated thereunder by the U.S. Securities and Exchange Commission (“SEC”), and the listing rules of the New York Stock Exchange (“NYSE”), and shall be interpreted in a manner consistent with those requirements. 5.1. Recovery; Accounting Restatement In the event the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly any Incentive Compensation received erroneously by a Covered Executive during the three completed fiscal years preceding the Trigger Date. Incentive Compensation is deemed “received” for purposes of this Policy in the fiscal reporting

4 period during which the measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period. For example, if the performance target for an award is based on a 2023 financial measure, and such award is settled, paid, or issued in 2024, the award will be deemed to have been received in 2023. 5.2. Compensation Covered This Section 5 shall apply to all Incentive Compensation received by a person (a) after beginning service as a Covered Executive and (b) who served as a Covered Executive at any time during the performance period for that Incentive Compensation, even if such person is longer currently employed by the Company or any Company Affiliate. 5.3. Excess Incentive Compensation; Amount Subject to Recovery The amount to be recovered under this Section 5 will be the excess of the Incentive Compensation received by the Covered Executive based on the erroneous data over the Incentive Compensation that would have been received by the Covered Executive had it been based on the corrected results determined through the Accounting Restatement, as determined by the Talent Committee. If the Talent Committee cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the Accounting Restatement, such as in the case of Incentive Compensation based on Company stock price or total shareholder return, then it will make its determination based on a reasonable estimate of the effect of the Accounting Restatement. Any amount to be repaid to the Company or the Company Affiliates under this Section 5 will be computed without regard to any taxes paid by the Covered Executive. 5.4. No Indemnification or Advancement of Legal Fees The Company and the Company Affiliates shall not indemnify any Covered Executive against the loss of any erroneously awarded Incentive Compensation. A Covered Executive shall not be entitled to advancement of legal fees involving an indemnity claim with respect to erroneously awarded Incentive Compensation. 5.5. Exceptions The Company shall not be required to recover Incentive Compensation pursuant to this Section 5 if the Talent Committee has made a determination that recovery would be impracticable and one of the following conditions are met: 5.5.1. after making a reasonable and documented attempt to recover erroneously awarded Incentive Compensation, the Talent Committee determines that the direct expenses that would be paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered;

5 5.5.2. based on a legal opinion of counsel acceptable to the NYSE, the Talent Committee determines that recovery would violate a home country law adopted prior to November 28, 2022; or 5.5.3. the Talent Committee determines that recovery would likely cause an otherwise tax- qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. 6. Issuance of Noncompliant Financial Reports In addition to any other reimbursement or forfeiture described elsewhere in this Policy, the Company shall require the Chief Executive Officer and the Chief Financial Officer of the Company (and may require, for any other Covered Employee, in the discretion of the Administrator) to reimburse the Company for profits the Covered Employee realized on the sale of Company securities during the 12‑month period following the issuance by the Company of a financial report that, due to the Covered Employee’s Misconduct, is materially noncompliant with the federal securities laws. 7. General Provisions 7.1. Method of Recoupment The Administrator will determine, in its sole discretion, the method for recouping Recoverable Compensation under this Policy, to the extent permitted by law. 7.2. Effective Date This Policy shall be effective as of April 1, 2024 (the “Effective Date”), and shall apply to any Recoverable Compensation received after such date. All Recoverable Compensation received prior to the Effective Date remains subject to the Company’s previous compensation recoupment requirements. 7.3. Other Recovery Rights and Acknowledgements The Company intends that this Policy will be applied to the fullest extent of the law. The Company and the Company Affiliates may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Employee to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery or recoupment that may be available to the Company or the Company Affiliates pursuant to applicable law, including but not limited to the Sarbanes-Oxley Act of 2002, the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement, and any other legal remedies available to the Company or the Company Affiliates. 7.4. Successors

6 This Policy shall be binding and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators, or other legal representatives.